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Exhibit 99.2


PMR CORPORATION LOGO                    STADTLANDERS PHARMACY LOGO

501 Washington Street,                      Headquarters:
5th Floor                                   600 Penn Center Blvd.
San Diego, CA 92103                         Pittsburgh, PA 15235-5810
                                            800-238-7828


FOR IMMEDIATE RELEASE

Contacts:
Morris Perlis                                      Mark Clein
President and Chief Executive Officer              Executive Vice President
Stadtlanders Pharmacy                              Chief Financial Officer
(416) 866-3193                                     PMR Corporation
                                                   (619) 610-4074


              PMR CORPORATION AND STADTLANDERS PHARMACY ANNOUNCE AN
            AGREEMENT TO CREATE A UNIQUE PATIENT MANAGEMENT PROGRAM;


         THE NEW COMPANY WILL INTRODUCE A DISEASE MANAGEMENT APPROACH TO
             THE PHARMACUETICAL TREATMENT OF SERIOUS MENTAL ILLNESS


SAN DIEGO, CA, June 10,1998 - Allen Tepper, Chairman and CEO of PMR Corporation (NASDAQ: "PMRP"), and Morris Perlis, President and CEO of Stadtlander Drug Distribution Co. Inc. (d/b/a Stadtlanders Pharmacy), today announced an agreement to form a new disease management company. PMR is a leader in the United States in the creation and management of disease management programs and services for individuals with serious mental illness (SMI). These diseases, often chronic and life long, are primarily schizophrenia and bi-polar disorder (manic depression) and affect more than one percent of the U.S. population.

This unique new venture will combine pharmaceutical care with the management of the wide variety of services needed by patients with serious mental illness need. Stadtlanders is already well established as a specialty pharmacy with expertise in the treatment of mental illnesses providing pharmaceutical care to over 6,000 patients with schizophrenia. Stadtlanders will provide total pharmacy care and its clinical expertise, as well as its distribution, reimbursement, enrollment and other patient account services to the new venture. PMR will provide its full range of case management abilities and its developing clinical research and informatics capability. PMR also assists providers in creating new services and enhancing and expanding existing ones, providing clinical technologies, management support and operational systems. PMR currently serves approximately 8000 patients in 13 states.



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The new company's disease management approach will emphasize early intervention and the co-ordination and monitoring of patients' services. The objectives of this program will be to reduce the incidence of crises and contain the costs associated with catastrophic events, and ultimately reduce the costs of delivering high-quality care while improving clinical outcomes.


Allen Tepper, Chairman and CEO of PMR, said, "This definitive agreement to form a joint venture is a major step in helping us provide an integrated care program for individuals with serious mental illness. Drug regimes are very important to this patient population. Their effective use is key to optimizing the cost structure of this unique patient population's care. Our new association with Stadtlanders provides the basis for better outcomes and more efficient service delivery."

"Our proposed joint venture with PMR is a continuation of our strategy to identify disease states where there is a significant opportunity to make a meaningful contribution to improved care and reduced costs," said Morris Perlis. "We are excited by our new association as it combines Stadtlanders speciality pharmacy expertise in the mental health sector with a highly-regarded service provider. This combination of skills demonstrates our continuing emphasis on taking leadership in the areas we focus and positions Stadtlanders to take an increasingly important role in a managed care environment.

PMR is a leader in the development and management of programs and services for individuals with a serious mental illness. PMR currently manages 48 programs in 13 states in both fee-for-service and managed care environments, principally focused on the public sector market. To add names to our investor fax service, or for further information, contact Tiffany Andersen at 1-800-886-PMRP.

Stadtlanders Drug Distribution Co., Inc. (d/b/a Stadtlanders Pharmacy) is the nation's leading provider of disease-specific specialty pharmaceutical care for individuals living with organ transplants, HIV/AIDS, and other high-risk disease states, and is 100% owned by Counsel Corporation (NASDAQ: CXSNF; TSE: CXS). Stadtlanders' expertise in specific disease states has led to specialty contracts with many leading pharmaceutical companies.

This press release contains forward looking statements that involve risks and uncertainties, including statements with respect to the services to be provided by the new joint venture and the outcomes related thereto; and the risk and uncertainties set forth in the Company's periodic reports and other filings with the Securities and Exchange Commission. Forward looking statements reflect the Company's current views with respect to future events. Actual results may vary materially and adversely from those anticipated, believed, estimated, or otherwise indicated.


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